Exhibit 5.3




                       FOR IMMEDIATE RELEASE


                   ALLIANCE GAMING ISSUES STATEMENT

LAS VEGAS, NEVADA, August 11, 1995 -- Alliance Gaming Corporation
(NASDAQ: ALLY) today reported that Vice Chancellor Jack B. Jacobs of the Delaware Chancery Court issued two rulings today.

In the first ruling, the Court denied Bally Gaming's application to postpone a Court hearing to set the date of Bally Gaming's annual meeting. That hearing is set for Monday, August 14th.

In the second ruling, the Court, in part in light of Alliance
Gaming's commencement of its consent solicitation to replace a majority of Bally Gaming's directors, denied the Company's application for the Court to compel Bally Gaming to grant Alliance due diligence.

Chancellor Jacobs made his ruling on the grounds that Alliance is not "irreparably damaged" by Bally Gaming's refusal to do so because Alliance has the power to take its case directly to Bally Gaming's shareholders through its previously announced consent solicitation and by opposing the proposed WMS merger when it is presented for shareholder approval.

Alliance Gaming said the Court's opinion acknowledged that Alliance Gaming's consent solicitation to replace a majority of Bally Gaming directors is an appropriate means for gaining access to due diligence. Alliance intends to aggressively pursue that course of action.


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